Exhibit 3.4
CERTIFICATE OF ELIMINATION
OF THE
SERIES D EXCHANGEABLE CONVERTIBLE PREFERRED STOCK,
OF
ENERGY PARTNERS, LTD.
(Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware)
          ENERGY PARTNERS, LTD., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, does hereby certify as follows:
     1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Restated Certificate of Incorporation, as amended, of the Corporation, the Board of Directors of the Corporation, by resolutions duly adopted, authorized the issuance of a series of 550,000 shares of Series D Exchangeable Convertible Preferred Stock, stated value $100 per share, and established the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares and, on January 11, 2002, filed a certificate of designations with respect to the series in the office of the Secretary of State of the State of Delaware.
     2. That the Board of Directors of the Corporation has adopted the following resolution:
     “RESOLVED, that none of the authorized shares of the Corporation’s Series D Exchangeable Convertible Preferred Stock are outstanding, and that none will be issued subject to the certificate of designations previously filed with respect to the series.
     3. That, accordingly, all matters set forth in the certificate of designations with respect to the Series D Exchangeable Convertible Preferred Stock be, and hereby are, eliminated from the Corporation’s Restated Certificate of Incorporation, as amended.

                    In witness whereof, the Corporation has caused this Certificate to be signed by its duly authorized officer this 10th day of June, 2005.

ENERGY PARTNERS, LTD.
By:	/s/ John H. Peper
	Name:	John H. Peper
	Title:	Executive Vice President